Exhibit 10.1

AMENDED AND RESTATED

GUARANTEE AND COLLATERAL AGREEMENT

Dated as of June 11, 2009,

(originally dated August 1, 2006)

among

VERSO PAPER FINANCE HOLDINGS LLC

VERSO PAPER HOLDINGS LLC,

as Company,

each other PLEDGOR identified herein,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Credit Agreement Authorized Representative,

WILMINGTON TRUST FSB,

as Note Authorized Representative

and

each ADDITIONAL AUTHORIZED REPRESENTATIVE

from time to time party hereto

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01. Credit Agreement	1
Section 1.02. Other Defined Terms	2

ARTICLE 2
GUARANTEE

Section 2.01. Guarantee	12
Section 2.02. Guarantee of Payment	12
Section 2.03. No Limitations, Etc.	13
Section 2.04. Reinstatement	14
Section 2.05. Agreement To Pay; Contribution; Subrogation	14
Section 2.06. Information	15
Section 2.07. Maximum Liability	15
Section 2.08. Payment Free and Clear of Taxes	15

ARTICLE 3
PLEDGE OF SECURITIES

Section 3.01. Pledge	16
Section 3.02. Delivery of the Pledged Collateral	17
Section 3.03. Representations, Warranties and Covenants	18
Section 3.04. Registration In Nominee Name; Denominations	20
Section 3.05. Voting Rights; Dividends and Interest, Etc.	20

ARTICLE 4
SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 4.01. Security Interest	22
Section 4.02. Representations and Warranties	25
Section 4.03. Covenants	27
Section 4.04. Other Actions	30
Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral	31

ARTICLE 5
REMEDIES

Section 5.01. Remedies Upon Default	32
Section 5.02. Application of Proceeds	34
Section 5.03. Securities Act, Etc.	36

ii

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Stock; Debt Securities
Schedule III	Intellectual Property
Schedule IV	Filing Jurisdictions
Schedule V	Commercial Tort Claims
Schedule VI	Matters Relating to Accounts and Inventory

Exhibits

Exhibit I	Form of Supplement to the Guarantee and Collateral Agreement
Exhibit II	Form of Additional Secured Party Consent

iii

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT dated as of June 11, 2009 (this “Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS LLC, a Delaware limited liability company (the “Company”) each Subsidiary of Holdings and the Company identified on Schedule I or otherwise identified herein as a party (each, a “Subsidiary Party”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) for the Secured Parties (as defined below), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent under the Credit Agreement (in such capacity, together with any successor administrative agent, the “Credit Agreement Authorized Representative”), WILMINGTON TRUST FSB, as trustee under the Indenture (in such capacity, together with any successor trustee, the “Note Authorized Representative”), and each other AUTHORIZED REPRESENTATIVE from time to time party hereto.

Under the Original Security Agreement, the Pledgors, in order to induce the Secured Parties (as defined in the Original Security Agreement) to make the extensions of credit and otherwise enter into and perform certain transactions, assigned and pledged the Collateral to secure the Obligations (as defined in the Original Security Agreement).

The Company has issued the Notes pursuant to the Indenture, and the Loan Parties are required to execute and deliver this Agreement for the benefit of the holders of the Notes under the Indenture to secure the Loan Parties’ obligations under the Notes, the Indenture and the Note Guaranty.

The parties hereto now wish to amend and restate the Original Security Agreement, effective on the Closing Date, in the form hereof in order to induce the Lenders to make or continue Loans and participate in Letters of Credit, the Issuing Bank to issue Letters of Credit under the Credit Agreement and the other Secured Parties to extend credit. Therefore each Pledgor hereby agrees with the Administrative Agent for the ratable benefit of the Secured Parties as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement as in effect on the Closing Date. References herein to “this Agreement”, “hereunder”, “herein” and each similar reference to this Agreement shall include this Agreement and, where the context requires, the Original Security Agreement as in effect from time to time prior to the Closing Date. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The definitions set forth or referred to in Section 1.02 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Secured Agreement shall mean such document as amended, restated, supplemented or otherwise modified from time to time.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Date” means the date on which the Company, by written notice to the Administrative Agent and the Authorized Representatives, certifies that the Credit Agreement is an Asset Based Facility.

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper, General Intangibles, Instruments or Investment Property.

“Additional Authorized Representative” means, with respect to any Series of Additional Obligations or Additional Secured Parties, the Authorized Representative named for such Series in the applicable Additional Secured Party Consent.

“Additional LC Obligations” all obligations (if any) designated by the Company as Additional LC Obligations pursuant to Section 9.18.

“Additional Obligations” means (a) the due and punctual payment by the applicable Loan Party of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) under any Additional Secured Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of such Loan Party to any of the Additional Secured Parties under any Additional Secured Agreement, including obligations to pay fees, expense and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of such Loan Party under or pursuant to such Additional Secured Agreement and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to such Additional Secured Agreement and any guarantee thereof; provided that such obligations shall only constitute “Additional Obligations” to the extent designated as such pursuant to and in accordance with Section 9.17.

“Additional Secured Agreement” means any indenture, credit agreement or other agreement, notes, guarantees, registration rights agreements or other similar agreements issued in connection with or relating to the Additional Obligations; provided that in each case, the obligations thereunder have been designated as Additional Obligations pursuant to and in accordance with Section 9.17 hereto.

“Additional Secured Parties” means the holders of any Additional Obligations and any Authorized Representative with respect thereto.

“Additional Secured Party Consent” shall mean a consent in the form of Exhibit II hereto.

“Administrative Agent” has the meaning specified in the preamble.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Asset Based Facility” means an asset-based revolving credit facility of the Company entered into through an amendment to the Credit Agreement or through a Refinancing of the Credit Agreement.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Agreement Authorized Representative, (ii) in the case of the Note Obligations or the Note Secured Parties, the Note Authorized Representative and (iii) in the case of any Additional Obligations or the Additional Secured Parties that become subject to this Agreement after the date hereof, the applicable Additional Authorized Representative.

“Bucksport Co-Gen Assets” means all right, title and interest of Verso Bucksport LLC in, to and under the Amended and Restated Co-Owners Ownership, Operating & Mutual Sales Agreement by and between Champion International Corporation and Bucksport Energy LLC, including without limitation any ownership interests as tenants in common in the property rights established pursuant thereto.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Closing Date” as the meaning given to the term “ARCA Effective Date” in the Credit Agreement as in effect on the date hereof.

“Collateral” means Article 9 Collateral, Pledged Collateral and Real Property Collateral.

“Company” has the meaning specified in the preamble.

“Control Agreement” means a deposit account control agreement, a securities account control agreement or a commodity account control agreement, as applicable, enabling the Administrative Agent to obtain “control” (within the meaning of the New York UCC) of any such accounts, in form and substance reasonably satisfactory to the Administrative Agent.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule III, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement Authorized Representative” has the meaning specified in the preamble.

“Credit Agreement Obligations” means (a) the Loan Document Obligations, (b) the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into, (c) the due and punctual payment and performance of all obligations of the Company and any of its Subsidiaries in respect of overdrafts and related liabilities and/or arising from cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, netting, ACH services and other cash management arrangements), in each case owed to a counterparty that is a Lender or an Affiliate of a Lender at the time the arrangements governing such obligation is entered into and (d) any Additional LC Obligations.

“Credit Agreement Secured Parties” means (a) the Lenders, (b) the Credit Agreement Authorized Representative, (c) each Issuing Bank, (d) each counterparty to any Swap Agreement entered into with a Loan Party the obligations under which constitute Credit Agreement Obligations, (e) each counterparty to any cash management or similar obligation described in clause (c) of the definition of Credit Agreement Obligations entered into with a Loan Party, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 3, 2009 (as amended, restated, supplemented, waived or otherwise modified, Refinanced, or replaced from time to time), among Holdings, the Company, the Credit Agreement Authorized Representative and the LENDERS, agents and other persons party thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Enforcement Notice” has the meaning specified in Section 7.02(b).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Event of Default” means an “Event of Default” under and as defined in the Credit Agreement, the Indenture or any other Secured Agreement.

“Excluded Minority Interests” means any Equity Interests owned by Verso Paper LLC in each of (a) Androscoggin Reservoir Company and (b) Gulf Island Oxygenation Project L.P., provided that such Equity Interests shall constitute Excluded Minority Interest only for so long as they are subject to an enforceable contractual obligation (including, for this purpose, rights of first refusal) restricting the grant of a security interest therein.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.03.

“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a “first tier” Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property (but excluding “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantors” means Holdings and the Subsidiary Parties.

“Holdings” has the meaning specified in the preamble.

“Indenture” means the Indenture dated as of June 11, 2009 (as amended, restated, supplemented, waived or otherwise modified, Refinanced, or replaced from time to time) among the Company, the Pledgors named therein and Wilmington Trust FSB, as trustee.

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intellectual Property Security Agreement” means a security agreement in the form hereof or a short form hereof, in each case, which form shall be reasonably acceptable to the Administrative Agent.

“IP Agreements” means all material Copyright Licenses, Patent Licenses, Trademark Licenses, and all other agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any material Intellectual Property to which a Pledgor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth on Schedule III hereto.

“Issuing Bank” means a letter of credit issuing bank under the Credit Agreement.

“Lender” means a lender under the Credit Agreement.

“Letter of Credit” means a letter of credit issued under the Credit Agreement.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” means (a) the due and punctual payment by the Company of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made to the Company under the Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Company under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of the Company to any of the Credit Agreement Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Company under or pursuant to the Credit Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“Loan Documents” means the Loan Documents as defined in the Credit Agreement.

“Loan Party” means the Company or a Guarantor and “Loan Parties” means all of them.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Company and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or Secured Agreements or the rights and remedies of the Secured Parties.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to collateral securing the Obligations that is real property.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Note Authorized Representative” has the meaning specified in the preamble.

“Note Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by any Pledgor to the extent constituting Pledged Collateral, Article 9 Collateral or Real Property Collateral: (a) all real property, Fixtures and Equipment; (b) all intellectual property; (c) all Equity Interests in each Pledgor’s subsidiaries; (d) all General Intangibles, Chattel Paper, Instruments and Documents (other than General Intangibles, Chattel Paper, Instruments and Documents that are Revolving Collateral); (e) all Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment; (f) all intercompany indebtedness of Holdings and its subsidiaries; (g) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, Fixtures or Equipment of any Pledgor); (h) all proceeds of insurance policies (other than any such proceeds that are Revolving Collateral); (i) all books and records related to the foregoing and not constituting Revolving Collateral; (j) all products and Proceeds of any and all of the foregoing (other than any such proceeds that are Revolving Collateral); and (k) all other Collateral not constituting Revolving Collateral. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Note Guaranty” has the meaning specified in the Indenture.

“Note Obligations” means (a) the due and punctual payment by the Company and Verso Paper Inc. of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Company and Verso Paper Inc. to any of the Secured Parties under the Indenture, including obligations to pay fees, expenses and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Company and Verso Paper Inc. under or pursuant to the Indenture and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Indenture, the Notes and the Note Guaranties.

“Note Secured Parties” means the Note Authorized Representative and the holders of any Note Obligations.

“Notes” means the Company’s 11.500% Senior Secured Notes due 2014 issued pursuant to the Indenture.

“Obligations” means (i) the Credit Agreement Obligations, (ii) the Note Obligations and (iii) each Series of Additional Obligations.

“Original Security Agreement” means the Guarantee and Collateral Agreement dated as of August 1, 2006 among Holdings, the Company, the Subsidiary Parties named therein and Credit Suisse Cayman Islands Branch, as administrative agent, as amended and in effect from time to time for all periods before the Closing Date.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Pledgor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in- part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Permitted Liens” means any Lien permitted by each of the Secured Agreements.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Pledgor” shall mean the Company and each Guarantor.

“Possessory Collateral” means any Collateral in the possession of the Administrative Agent (or its agents or bailees), to the extent that possession thereof perfects a security interest thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Administrative Agent under the terms of the Security Documents.

“Real Property Collateral” means the property subject to a Lien securing the Obligations pursuant to a Mortgage and includes, for the avoidance of doubt, any “Trust Property” referred to in any Mortgage.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defense, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Replacement Credit Agreement” means any credit agreement, loan agreement or other agreement or instrument evidencing or governing the terms of any senior secured credit facility that has been incurred to Refinance the Credit Agreement Obligations, which agreement has been designated in writing by the administrative agent under such Replacement Credit Agreement to the Administrative Agent and each Authorized Representative as the “Credit Agreement” for the purpose of this Agreement.

“Responsible Officer” of any person shall mean any executive officer, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such person, and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Revolving Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by any Pledgor to the extent constituting Pledged Collateral, Article 9 Collateral or Real Property Collateral: (a) all Accounts; (b) all Inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles, (ii) Chattel Paper, (iii) Instruments and (iv) Documents; (d) all Payment Intangibles (including corporate tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment; (e) all payments received from the Pledgors’ credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of Inventory by the Pledgors; (f) all collection accounts, deposit accounts and commodity accounts and any cash or other assets in any such accounts; (g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f) constituting Revolving Collateral, all Supporting Obligations and Letter-of-Credit Rights; (h) all books and records related to the foregoing; and (i) all products and Proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Note Collateral). All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Rule 3-16 Excluded Collateral” has the meaning specified in Section 3.01.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Agreements” means (i) the Credit Agreement and each Loan Document, (ii) the Indenture, and each Note and each Note Guaranty and (iii) each Additional Secured Agreement.

“Secured Parties” means (i) the Administrative Agent, (ii) the Credit Agreement Secured Parties, (iii) the Note Secured Parties and (iv) each Series of Additional Secured Parties.

“Security Documents” means this Agreement and each other agreement entered into in favor of the Administrative Agent for purposes of securing any of the Obligations.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Series” means (a) with respect to the Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Note Secured Parties (in their capacities as such) and (iii) the Additional Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Secured Parties) and (b) with respect to any Obligations, each of (i) the Credit Agreement Obligations, (ii) the Note Obligations and (iii) the Additional Obligations incurred pursuant to any Additional Secured Agreement, which pursuant to an Additional Secured Party Consent, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Obligations).

“Specified Excluded Collateral” means (i) the Rule 3-16 Excluded Collateral and (ii) any assets owned directly by Holdings or any Subsidiary of Holdings that is not the Company or a Subsidiary of the Company included in the Collateral.

“Subsidiary Party” has the meaning assigned to such term in the preliminary statement of this Agreement, and any Subsidiary that becomes a party hereto pursuant to Section 9.16.

“Subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise requires, “Subsidiary” means a Subsidiary of the Company.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Company or any of the Subsidiaries shall be a Swap Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Pledgor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

ARTICLE 2

GUARANTEE

Section 2.01. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, to the Administrative Agent, for the ratable benefit of the Credit Agreement Secured Parties, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Credit Agreement Obligations. Each Guarantor further agrees that the Credit Agreement Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Credit Agreement Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Company or any other Loan Party of any of the Credit Agreement Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Credit Agreement Secured Party to any security held for the payment of the Credit Agreement Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Credit Agreement Secured Party in favor of the Company or any other person.

Section 2.03. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 9.15 and except as provided in Section 2.07, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Credit Agreement Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and each Guarantor hereby waives any defense to the enforcement hereof by reason of:

(i) the failure of the Administrative Agent or any other Credit Agreement Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Administrative Agent or any other Credit Agreement Secured Party for the Credit Agreement Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Credit Agreement Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Credit Agreement Obligations),

(vi) any illegality, lack of validity or enforceability of any Credit Agreement Obligation,

(vii) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any Credit Agreement Obligation,

(viii) the existence of any claim, set-off or other rights that the Guarantors may have at any time against the Company, the Administrative Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim,

(ix) any action permitted or authorized hereunder, or

(x) any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Company or the Guarantors or any other guarantor or surety.

Each Guarantor expressly authorizes the Credit Agreement Secured Parties to take and hold security for the payment and performance of the Credit Agreement Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Credit Agreement Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Credit Agreement Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the Credit Agreement Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made). The Administrative Agent and the other Credit Agreement Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Credit Agreement Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Agreement Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made) have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, as the case may be, or any security.

Section 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Credit Agreement Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Credit Agreement Secured Party upon the bankruptcy or reorganization of the Company or any other Loan Party or otherwise.

Section 2.05. Agreement To Pay; Contribution; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Credit Agreement Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any Credit Agreement Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Credit Agreement Secured Parties in cash the amount of such unpaid Credit Agreement Obligation. Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Credit Agreement Secured Party under this guarantee or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Credit Agreement Secured Parties under or in respect of the Loan Documents. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Company, or other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article 6.

Section 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Company and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Credit Agreement Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Credit Agreement Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07. Maximum Liability. Each Guarantor, and by its acceptance of this guarantee, the Administrative Agent and each Lender hereby confirms that it is the intention of all such persons that this guarantee and the Credit Agreement Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to thus guarantee and the Credit Agreement Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the Credit Agreement Obligations of each Subsidiary Party under this guarantee at any time shall be limited to the maximum amount as will result in the Credit Agreement Obligations of such Guarantor under this guarantee not constituting a fraudulent transfer or conveyance.

Section 2.08. Payment Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes (or equivalent terms used in any Replacement Credit Agreement) on the same terms and to the same extent that payments by the Company and Holdings are required to be made pursuant to the terms of Section 2.17 of the Credit Agreement (or equivalent provision of any Replacement Credit Agreement). The provisions of Section 2.17 of the Credit Agreement (or equivalent provision of any Replacement Credit Agreement) shall apply to each Guarantor mutatis mutandis.

ARTICLE 3

PLEDGE OF SECURITIES

Section 3.01. Pledge. As security for the payment or performance, as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (i) the issued and outstanding voting Equity Interests of any Foreign Subsidiary directly owned by such Pledgor, to the extent the pledge of any such Equity Interests would cause more than 65% of the outstanding voting Equity Interests of such Foreign Subsidiary to be pledged hereunder, (ii) to the extent applicable law requires that a Subsidiary of such Pledgor issue directors’ qualifying shares, such shares or nominee or other similar shares, (iii) any Equity Interests of a Subsidiary to the extent that, as of the Closing Date, and for so long as, such a pledge of such Equity Interests would violate applicable law or an enforceable contractual obligation binding on or relating to such Equity Interests, or (iv) any Equity Interests of a person that is not directly or indirectly a Subsidiary, as to which Article 4 shall apply; (b)(i) the debt obligations listed opposite the name of such Pledgor on Schedule II, (ii) any debt securities in the future issued to such Pledgor having, in the case of each instance of debt securities, an aggregate principal amount in excess of $5.0 million, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt securities (the “Pledged Debt Securities”); (c) subject to Section 3.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 3.05 hereof, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Notwithstanding anything else contained in this Agreement in the event that Rule 3-16 of Regulation S-X under the United States Securities Act of 1933 would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) (such law, rule or regulation, as amended or replaced with another rule or regulation, “Rule 3-16”) the filing with the SEC of separate financial statements of any Subsidiary of the Company due to the fact that a security interest in such Subsidiary’s Equity Interests or other securities has been granted hereunder as security for the payment or performance, as the case may be, of the Note Obligations or any

Additional Obligations, then, solely to the extent securing the Note Obligations or such Additional Obligations, as applicable, the Lien granted pursuant to this Agreement or any other Security Document in such Equity Interests (the “Rule 3-16 Excluded Collateral”) shall not secure, or constitute “Collateral” with respect to, the Note Obligations or such Additional Obligations, as applicable, in any event solely to the extent necessary and only for so long as required to cause the Company and its Subsidiaries to not be subject to such requirement. In such event, the Administrative Agent may and (at the written request and expense of the Company) shall take actions, without the consent of any Secured Party, to the extent necessary to evidence such exclusion from the Lien granted hereunder in favor of the Administrative Agent of the Rule 3-16 Excluded Collateral solely with respect to the Note Obligations or such Additional Obligations, as applicable; provided that the Administrative Agent shall not be required to take any such action unless the Company shall have delivered to the Administrative Agent, together with such written request, a certificate of a Responsible Officer of the Company certifying that such action is permitted by the applicable Secured Agreement, and any such action taken by the Administrative Agent shall be without recourse to or warranty by the Administrative Agent. In the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) any Rule 3-16 Excluded Collateral to secure the Note Obligations or such Additional Obligations, as applicable, in excess of the amount then pledged without the filing with the SEC (or any other Governmental Authority) of separate financial statements for such Subsidiary of the Company, then the Equity Interest of such Subsidiary will automatically be deemed to be a part of the Collateral for the Note Obligations or such Additional Obligations, as applicable, to the extent otherwise required by this Agreement. For avoidance of doubt, nothing in this paragraph shall prevent or limit any pledge of Equity Interests or any other securities hereunder from securing the Credit Agreement Obligations at all times.

Section 3.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02.

(b) Each Pledgor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $5.0 million (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of Holdings, the Company and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) owed to such Pledgor by any person to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Administrative Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 8.01(b), (c), (f), (h) or (i) of the Credit Agreement (or corresponding sections of any Replacement Credit Agreement) or under corresponding provisions of any other Secured Agreement, unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 3.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Administrative Agent, for the ratable benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be (i) pledged in order to satisfy the requirements of the Secured Agreements, or (ii) delivered pursuant to Section 3.02(b);

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such Subsidiary, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable (other than with respect to Pledged Stock consisting of membership interests of limited liability companies to the extent provided in Sections 18-502 and 18-607 of the Delaware Limited Liability Company Act) and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Secured Agreements, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Secured Agreements and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Loan Documents and any Secured Agreement to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d) other than as set forth in the Credit Agreement or the schedules thereto, and except for restrictions and limitations imposed by the Secured Agreements or securities laws generally or otherwise permitted to exist pursuant to the terms of the Secured Agreements, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Pledgors of this Agreement and the Foreign Pledge Agreements, when any Pledged Securities (including Pledged Stock of any Domestic Subsidiary or any foreign stock covered by a Foreign Pledge Agreement) are delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, in accordance with this Agreement and a financing statement covering such Pledge Securities is filed in the appropriate filing office, the Administrative Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities under the New York UCC, subject only to Liens permitted under the Secured Agreements, as security for the payment and performance of the Obligations;

(h) each Pledgor that is an issuer of the Pledged Collateral confirms that is has received notice of the security interest granted hereunder;

(i) as of the Closing Date, none of the Equity Interests in limited liability companies or partnerships that is pledged by the Pledgors hereunder constitutes a security under Section 8-103 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction; and

(j) the Pledgors shall not amend, or permit to be amended, the limited liability company agreement (or operating agreement or similar agreement) or partnership agreement of any Subsidiary of any Loan Party whose Equity Interests are, or are required to be, Collateral in a manner to cause such Equity Interests to constitute a security under Section 8-103 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction unless such Loan Party shall have first delivered 10 days written notice to the Administrative Agent and shall have taken all actions contemplated hereby and as otherwise reasonably required by the Administrative Agent to maintain the security interest of the Administrative Agent therein as a valid, perfected, first priority security interest.

Section 3.04. Registration In Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Pledgor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Loan Party that is not a party to this Agreement to comply with a request by the Administrative Agent, pursuant to this Section 3.04, to exchange certificates representing Pledged Securities of such Loan Party for certificates of smaller or larger denominations.

Section 3.05. Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Pledgors of the Administrative Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the Secured Agreements; provided, that, except as permitted under the Secured Agreements, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Administrative Agent or the other Secured Parties under any Secured Agreement or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Secured Agreements and applicable laws; provided, that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the Company of the Administrative Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Administrative Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided, however, that even after the occurrence of an Event of Default, any Pledgor may continue to exercise dividend and distribution rights solely to the extent permitted under subclause (i), subclause (iii) and subclause (v) of Section 6.06(b) of the Credit Agreement (or equivalent provision of any Replacement Credit Agreement) , and not otherwise prohibited by any Secured Agreement. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 3.05 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02 hereof. After all Events of Default have been cured or waived and the Company has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall promptly release to each Pledgor

(without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the Company of the Administrative Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by any Authorized Representative, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Company has delivered to the Administrative Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

ARTICLE 4

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 4.01. Security Interest. (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Letter of Credit Rights;

(xi) all Commercial Tort Claims;

(xii) (1) Securities Accounts, (2) Financial Assets credited to Securities Accounts or Deposit Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held any Securities Account or Deposit Account and (4) all other money in the possession of the Administrative Agent;

(xiii) all timber to be cut;

(xiv) all other personal property not otherwise described above (except for property specifically excluded from any defined term used in any of the foregoing clauses);

(xv) all books and records pertaining to the Article 9 Collateral; and

(xvi) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (a) any vehicle covered by a certificate of title or ownership, whether now owned or hereafter acquired, (b) (i) the Bucksport Co-Gen Assets, (ii) the Excluded Minority Interests, (iii) any Equity Interests acquired after the Closing Date in a person that is not a Subsidiary if, and to the extent that, and for so long as, a grant of a security interest in such Equity Interests would violate applicable law or an enforceable contractual obligation binding on or relating to such Equity Interests (if such obligation existed at the time of acquisition of such Equity Interests and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests), and (iv) any assets acquired after the Closing Date to the extent that, and for so long as, granting a security interest in such assets would violate an enforceable contractual obligation binding on such assets that existed at the time of acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness pursuant to Section 6.01(i) of the Credit Agreement or any equivalent exception in any other Secured Agreement that is secured by a Permitted Lien), (c) any (x) property excluded from the definition of Pledged Collateral by virtue of the proviso to Section 3.01 hereof (other than Section 3.01(a)(iv)) and (y) Rule 3-16 Collateral solely to the extent and with respect to the obligations described in the last paragraph of Section 3.01, (d) any Letter of Credit Rights to the extent any Pledgor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose or (e) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, any license, contract or agreement to which such Pledgor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

(b) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings and filings with respect to timber to be cut) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property”. Each Pledgor agrees to provide such information to the Administrative Agent promptly upon request, including providing within 30 days of any reasonable request therefor legal descriptions of real property (other than real property subject to a Mortgage) on which timber to be cut of such Pledgor is located.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor, without the signature of any Pledgor, and naming any Pledgor or the Pledgors as debtors and the Administrative Agent as secured party. Notwithstanding anything to the contrary herein, no Pledgor shall be required to take any action under the laws of any jurisdiction other than the United States (or any political subdivision thereof) and its territories and possessions for the purpose of perfecting the Security Interest in any Article 9 Collateral of such Pledgor constituting Patents, Trademarks or Copyrights.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

(d) Notwithstanding anything to the contrary in this Agreement or the Secured Agreements, none of the Pledgors shall be required to enter into any Control Agreement with respect to any cash or Deposit Account or (except as otherwise provided in Section

4.04(b)) any Securities Account; provided that this subsection (d) shall have no force or effect from and after the ABL Date and on or after the ABL Date the Pledgors shall enter into such customary lockbock account and control agreement arrangements as may be required by the Credit Agreement.

Section 4.02. Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Pledgor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement.

(b) The information set forth in the Schedules attached hereto is correct and complete, in all material respects, as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared by the Administrative Agent for filing in each governmental, municipal or other office specified in Schedule IV (or specified by notice from the Company to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement or corresponding provisions of any other Secured Agreement) and in each relevant governmental, municipal or other office pertaining to real property for which a legal description is provided pursuant to Section 4.01(b) constitute all the filings, recordings and registrations (except to the extent that filings are required to be made in the United States Patent and Trademark Office and the United States Copyright Office, or any similar office in any other jurisdiction, in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Pledgor represents and warrants that a fully executed Intellectual Property Security Agreement containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents (and Patents for which United States applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Administrative Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than the Uniform Commercial Code financings statements referred to above, and other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(d) The Article 9 Collateral is owned by the Guarantors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) None of the Pledgors holds any Commercial Tort Claim individually in excess of $2.0 million as of the Closing Date except as indicated on Schedule V.

(f) Except as set forth in Schedule VI, as of the Closing Date, all Accounts have been originated by the Pledgors and all Inventory has been produced or acquired by the Pledgors in the ordinary course of business.

(g) As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to the best of each Pledgor’s knowledge:

(i) The Intellectual Property Collateral set forth on Schedule III includes all of the material Patents, Trademarks, Copyrights and IP Agreements owned by such Pledgor as of the date hereof.

(ii) The Intellectual Property Collateral is subsisting and, to the best of such Pledgor’s knowledge, has not been adjudged invalid or unenforceable in whole or part (except for office actions issued in the ordinary course by the United States Patent and Trademark Office or any similar office in any foreign jurisdiction), and to the best of such Pledgor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect. Such Pledgor is not aware of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(iii) Such Pledgor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States and such Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iv) With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) to the knowledge of such Pledgor, neither such Pledgor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(v) Except as would not reasonably be expected to have a Material Adverse Effect, no Pledgor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

Section 4.03. Covenants. (a) Each Pledgor agrees to provide at least 10 days’ prior written notice to Administrative Agent of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its “location” (determined as provided in the Uniform Commercial Code Section 9-307). Each Pledgor agrees promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the ratable benefit of the Secured Parties. Each Pledgor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Pledgor is damaged or destroyed.

(b) Subject to the rights of such Pledgor under the Loan Documents to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Administrative Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $5.0 million shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Administrative Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute material Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Pledgor shall have the right, exercisable within 30 days after the Company has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the Secured Agreements or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Pledgor (rather than the Administrative Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Secured Agreements and the other provisions hereof. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral and each Pledgor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by the Secured Agreements and the other provisions hereof.

(h) None of the Pledgors will, without the Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices or as otherwise permitted under the Secured Agreements.

(i) Each Pledgor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Administrative Agent and shall be additional Obligations secured hereby.

Section 4.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, for the ratable benefit of the Secured Parties, the Administrative Agent’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Pledgor shall at any time hold or acquire any Instruments (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5.0 million, such Pledgor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article 3, if any Pledgor shall at any time hold or acquire any Certificated Security constituting Pledged Collateral or Article 9 Collateral, such Pledgor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify. If any security of a domestic issuer now owned or hereafter acquired by any Pledgor is uncertificated and is issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly notify the Administrative Agent of such uncertificated securities and (i) upon the Administrative Agent’s reasonable request or (ii) upon the occurrence and during the continuance of an Event of Default, such Pledgor shall pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such security, without further consent of any Pledgor or such nominee, or (ii) cause the issuer to register the Administrative Agent as the registered owner of such security. If any security or other Investment Property, whether certificated or uncertificated, representing an Equity Interest in a third party and having a fair market value in excess of $5.0 million now or hereafter acquired by any Pledgor is held by such Pledgor or its nominee through a securities intermediary or commodity intermediary, such Pledgor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, either (A) cause such securities intermediary or commodity intermediary, as applicable, to agree, in the case of a securities intermediary, to comply with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other Investment Property or, in the case of a commodity intermediary, to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without further consent of any Pledgor or such nominee, or (B) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such Investment Property, for the ratable benefit of the Secured Parties, with such Pledgor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Administrative Agent agrees with each of the Guarantors that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such withdrawal or dealing rights, would occur. The provisions of this paragraph (b) shall not apply to any Financial Assets credited to a Securities Account for which the Administrative Agent is the securities intermediary.

(c) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $2.0 million, such Pledgor shall promptly notify the Administrative Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and grant to the Administrative Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as permitted by the Secured Agreements: (a) Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Pledgor’s business that it publishes, displays and distributes, use a copyright notice as provided by applicable copyright laws.

(d) Each Pledgor shall notify the Administrative Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Pledgor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Administrative Agent on an annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelve-month period, and (ii) upon the reasonable request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Patent, Trademark or Copyright.

(f) Each Pledgor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Administrative Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

ARTICLE 5

REMEDIES

Section 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Administrative Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Pledgor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01 the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

For the avoidance of doubt, with respect to Real Property Collateral, the remedies set forth in the Mortgages applicable to such Real Property Collateral shall control and the foregoing provisions of this Section shall apply to such Real Property Collateral only to the extent permitted by applicable law and the provisions of any applicable Mortgage or other document.

Section 5.02. Application of Proceeds.

(a) The Administrative Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent and each Authorized Representative in connection with such collection or sale or otherwise in connection with this Agreement, any Security Document or any Secured Agreement or any of the Obligations, including without limitation all court costs and the fees and expenses of agents and legal counsel for the Administrative Agent and each Authorized Representative, the repayment of all advances made by the Administrative Agent and each Authorized Representative hereunder or under any Secured Agreement or Security Document on behalf of any Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Agreement, and all other fees, indemnities and other amounts owing or reimbursable to the Administrative Agent and each Authorized Representative under any Secured Agreement or any Security Document in its capacity as such;

SECOND, (A) prior to the ABL Date, to the payment in full of the other Obligations, the amounts so applied to be distributed to the Authorized Representative of each Series of Obligations pro rata in accordance with the respective amounts of the Obligations of each such Series owed on the date of any such distribution; or

(B) from the ABL Date: (i) if the proceeds, moneys or balances are from or constitute Revolving Collateral, first to the payment in full of the Credit Agreement Obligations, the amount so applied to be distributed to the Credit Agreement Authorized Representative and second to the payment in full of the other Obligations, the amount so applied to be distributed to the Authorized Representative of each Series of Obligations (other than the Credit Agreement Obligations) pro rata in accordance with the respective amounts of the Obligations of each such Series owed on the date of any such distribution; and (ii) if the proceeds, moneys or balances are from or constitute Note Collateral, first to the payment in full of the Obligations other than the Credit Agreement Obligations, the amount so applied to be distributed to each Authorized Representative of each Series of Obligations (other than the Credit Agreement Obligations) pro rata in accordance with the respective amounts of the Obligations of each such Series owed on the date of any such distribution, and second to the payment in full of the Credit Agreement Obligations, the amount so applied to be distributed to the Credit Agreement Authorized Representative; provided that if the Company shall have certified to the Administrative Agent pursuant to Section 7.05(b) that the Credit Agreement so provides, up to $50,000,000 (or such lesser amount as the Company has so certified or is permitted by the Secured Agreements) of the Credit Agreement Obligations shall be paid on a pari passu and pro rata basis with the Note Obligations and any Additional Obligations with the proceeds of Note Collateral; and

THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct;

provided that (i) in no event shall the proceeds of any collection or sale of any Specified Excluded Collateral (the “Specified Excluded Proceeds”) be applied to the payment of any Note Obligations or Additional Obligations and (ii) the Credit Agreement Obligations shall not be reduced by the amount of Specified Excluded Proceeds for the purpose of determining its ratable share of the proceeds of any collection or sale of Collateral.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(b) Distributions made pursuant to the foregoing waterfall to the Authorized Representative of any Series of Obligations shall be applied by such Authorized Representative to reduce the Obligations of such Series in accordance with the Secured Agreements governing the Obligations of such Series; provided that, any such amount distributed to the Credit Agreement Authorized Representative shall, unless otherwise specified in the Credit Agreement, be allocated as follows:

FIRST, to payment of all fees, indemnities and other amounts (other than principal and interest) payable to the Issuing Bank in its capacity as such and of any amount required to be paid to the Issuing Bank by any Revolving Facility Lender (as defined in the Credit Agreement) pursuant to Section 2.05(d), (e)(ii) and (h) of the Credit Agreement and not paid by such Revolving Facility Lender (which shall be payable to the Credit Agreement Authorized Representative if the Credit Agreement Authorized Representative advanced such payment to the Issuing Bank in anticipation of such payment by such Revolving Facility Lender and otherwise, to the Issuing Bank); and

SECOND, to the payment in full of the Credit Agreement Obligations (the amounts so applied to be (i) allocated between principal (or equivalent) and interest in the absolute discretion of the Credit Agreement Authorized Representative and (ii) distributed among the Credit Agreement Secured Parties pro rata in accordance with the respective amounts of the Credit Agreement Obligations owed to them on the date of any such distribution, which in the case of Letters of Credit, shall be paid by deposit in an account with the Credit Agreement Authorized Representative, in the name of the Credit Agreement Authorized Representative and for the benefit of the Issuing Bank and the Lenders, an amount in cash in U.S. Dollars (as defined in the Credit Agreement) equal to the aggregate Revolving L/C Exposure (as defined in the Credit Agreement) as of such date plus any accrued and unpaid interest thereon); and

THIRD, to the Pledgors, their successors or assigns, or as a court of competent Jurisdiction may otherwise direct.

Section 5.03. Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative

Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE 6

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 6.01. Indemnity. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03 hereof), the Company agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Credit Agreement Obligation of the Company, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a Credit Agreement Obligation of the Company, the Company shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 6.02. Contribution and Subrogation. Each Guarantor (other than Holdings and the Company) (a “Contributing Guarantor”) agrees (subject to Section 6.03 hereof) that, in the event a payment shall be made by any other Guarantor (other than Holdings and the Company) hereunder in respect of any Credit Agreement Obligation or assets of any other Guarantor (other than Holdings and the Company) shall be sold pursuant to any Security Document to satisfy any Credit Agreement Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Company as provided in Section 6.01 hereof, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.16 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 hereof to the extent of such payment.

Section 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 6.01 and 6.02 hereof and all other rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the payment in full in cash or immediately available funds of the Credit Agreement Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made). No failure on the part of the Company or any Guarantor to make the payments required by Sections 6.01 and 6.02 hereof (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Company with respect to the Credit Agreement Obligations or any Guarantor with respect to its obligations hereunder, and the Company shall remain liable for the full amount of the Credit Agreement Obligations and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) The Company and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Company, any other Guarantor or any Subsidiary shall be fully subordinated to the payment in full in cash or immediately available funds of the Credit Agreement Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made) to the extent subordination is required pursuant to the provisions of Section 6.01(e) of the Credit Agreement (or any equivalent provision of any Replacement Credit Agreement).

ARTICLE 7

INTERCREDITOR MATTERS

Section 7.01. Priority of Claims. (a) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Obligations granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code, or any other applicable law or the Secured Agreements or any defect or deficiencies in the Liens securing the Obligations or any other circumstance whatsoever (but, in each case, subject to Section 5.02 and, in the case of Rule 3-16 Excluded Collateral, to the last paragraph of Section 3.01), each Secured Party hereby agrees that the Liens securing the Obligations on the Collateral shall be of equal priority.

(b) It is acknowledged that Obligations of any Secured Party may, subject to the limitations set forth in the then extant Secured Agreements, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 7.01(a) or Section 5.02 or the provisions of this Agreement defining the relative rights of such Secured Parties.

Section 7.02. Actions With Respect To Collateral.

(a) The Secured Parties, through their respective Authorized Representatives and as a condition of accepting the benefits of the security interests granted herein, agree that no Secured Party or Authorized Representative may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral as a secured party, whether under any Security Document, applicable law or otherwise, it being agreed that only the Administrative Agent, in accordance with the applicable Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Collateral.

(b) Following the occurrence and during the continuation of an Event of Default under a Secured Agreement, the Authorized Representative for the Obligations under such Secured Agreement may deliver to the Administrative Agent and each other Authorized Representative a notice specifying the Event of Default and instructing the Administrative Agent to take enforcement actions (such notice, an “Enforcement Notice”). Subject to Section 8.03(a)(ii), following the receipt of (and prior to the rescission of) an Enforcement Notice from any Authorized Representative, the Administrative Agent shall take such actions and exercise such discretionary rights and remedies as are expressly contemplated hereby and by any other Security Documents as directed in writing by such Authorized Representative. Prior to the receipt of an Enforcement Notice, the Administrative Agent may take, but shall be under no obligation to take, any and all discretionary actions expressly contemplated hereby.

(c) Each of the Authorized Representatives agrees that it will not accept any Lien on any Collateral to secure any Obligations (other than funds deposited for the discharge or defeasance of any Secured Agreement) other than pursuant to the Security Documents, and upon executing this Agreement (or any Additional Secured Party Consent), each Authorized Representative and the Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Security Documents applicable to it.

(d) Each of the Secured Parties agrees that (i) it will not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding (including any proceeding under any Debtor Relief Law), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Administrative Agent or any Authorized Representative to enforce this Agreement and that (ii) if, notwithstanding clause (i), such Secured Party shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any proceeding under any Debtor Relief Law or through any other exercise of remedies at any time prior to the discharge of such Obligations, then it shall hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the Administrative Agent, to be distributed in accordance with the provisions of Section 5.02 hereof.

Section 7.03. Reinstatement. In the event that any of the Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under any Debtor Relief Law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such Obligations shall again have been paid in full in cash.

Section 7.04. Insurance. As between the Secured Parties, the Administrative Agent, acting at the direction of an Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral.

Section 7.05. Refinancings.

(a) The Obligations of any Secured Party may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Agreement) of any other Secured Party, all without affecting the priorities provided for herein or the other provisions hereof.

(b) In connection with any such Refinancing, the Company shall designate such Refinancing indebtedness at the time of incurrence to be secured as Obligations of a specified Series on the terms and conditions set forth in this Agreement by delivering to the Administrative Agent and each Authorized Representative (A) a certificate signed by a Responsible Officer (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Obligations and identifying the Series of such Obligations, (iii) representing that the incurrence of such obligation and the designation of such obligations as Obligations complies with the terms of the Secured Agreements, (iv) specifying the name and address of the Authorized Representative for such obligations, and (v) in the case of a Refinancing of the Credit Agreement, stating whether such Credit Agreement is an Asset Based Facility and, if so, whether and to what extent (up to $50,000,000) the Credit Agreement Obligations are to be paid on a pari passu and pro rata basis with the Note Obligations and the Additional Obligations from the proceeds of Note Collateral and (B) a fully executed Additional Secured Party Consent. Each Authorized Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Administrative Agent shall act as collateral agent under and subject to the terms of the Security Documents for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold the Obligations under any such Refinancing, and each Authorized Representative agrees to the appointment, and acceptance of the appointment, of the Administrative Agent as collateral agent for the holders of such Obligations as set forth in each Additional Secured Party Consent and agrees, on behalf of itself and each Secured Party it represents, to be bound by this Agreement.

Section 7.06. Administrative Agent as Gratuitous Bailee for Perfection.

(a) The Administrative Agent agrees to hold any Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 7.06. Pending delivery to the Administrative Agent, each other Authorized Representative agrees to hold any Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 7.06.

(b) The duties and responsibilities of the Administrative Agent and each other Authorized Representative under this Section 7.06 shall be limited solely to holding any Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties therein.

Section 7.07. Existence and Amount of Liens and Obligations. Whenever the Administrative Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Obligations, or the Collateral subject to any Lien securing the Obligations, it may request that such information be furnished to it in writing by the applicable Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided that if such Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Administrative Agent shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. The Administrative Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Pledgor, any Secured Party or any other person as a result of such determination.

Section 7.08. Provisions Solely to Define Relative Rights. The provisions of this Article 7 are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. None of the Company, any other Pledgor or any other creditor thereof shall have any rights or, except as expressly set forth herein, obligations under this Article 7. Nothing in this Agreement is intended to or shall impair the obligations of any Pledgor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.09. Replacement Of Authorized Representatives. The Company may replace any Authorized Representative by delivering to the Administrative Agent (a) a certificate from a Responsible Officer representing that the appointment of the replacement Authorized Representative is in accordance with the requirements of the applicable Secured Agreements and (b) an Additional Secured Party Consent duly executed by the replacement Authorized Representative. Such replacement Authorized Representative shall become the sole Authorized Representative for the applicable Secured Obligations with effect from the date of delivery of the foregoing documents.

Section 7.10. Relationship with Second Lien Obligations. Each of the Secured Parties hereby (i) irrevocably appoint the Administrative Agent to act on its behalf as the “Senior Priority Agent” for the purpose of the Intercreditor Agreement, and (ii) agrees that Credit Suisse, Cayman Islands Branch shall continue to act as “Intercreditor Agent” for the purpose of the Intercreditor Agreement. The parties hereto hereby agree, and each Secured Party through its Authorized Representative hereby agrees, that the Administrative Agent and Credit Suisse, Cayman Islands Branch, in each case acting in the capacities set forth in the foregoing sentence, shall be entitled to the same protections as are afforded the Administrative Agent hereunder and under the Security Documents and Secured Agreements. The parties hereto hereby agree that the Obligations constitute “First Lien Indebtedness” for the purpose of the Intercreditor Agreement.

ARTICLE 8

ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authority.

(a) Each of the Secured Parties hereby irrevocably appoints Credit Suisse, Cayman Islands Branch to act on its behalf as the Administrative Agent hereunder and under each of the other Security Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Pledgor to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Authorized Representatives, shall be entitled to the benefits of all provisions of this Article 8 and Article 9 of the Credit Agreement and the equivalent provision of any Secured Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Administrative Agent” or “Collateral Agent” under the Security Documents) as if set forth in full herein with respect thereto.

(b) Each Secured Party acknowledges and agrees that the Administrative Agent shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Collateral as provided herein and in the Security Documents. Without limiting the foregoing, each Secured Party agrees that the Administrative Agent shall have no duty or obligation first to marshal or realize upon any type of Collateral (or any other Collateral securing any of the Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Collateral (or any other Collateral securing any Obligations), in any manner that would maximize the return to the Secured Parties of any Series, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Secured Parties from such realization, sale, disposition or liquidation.

Section 8.02. Rights as a Secured Party. The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Secured Party under any Obligations that it holds as any other Secured Party and may exercise the same as though it were not the Administrative Agent and the term “Secured Party” or “Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Note Secured Party”, “Note Secured Parties”, “Additional Secured Party” or “Additional Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

Section 8.03. Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Security Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Security Documents that the Administrative Agent is required to exercise as directed in writing by an Authorized Representative following the delivery by such authorized representative of an Enforcement Notice; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, (1) is contrary to law or any provision of any Secured Agreement or Security Document, (2) may expose the Administrative Agent to liability (unless the Administrative Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties represented by the Authorized Representative giving such direction), (3) is unduly prejudicial to the Secured Parties not joining in such direction or (4) conflicts with any other notice provided by any other Authorized Representative or Secured Party or group of Secured Parties;

(iii) shall not, except as expressly set forth herein and in the other Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of an Authorized Representative, (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of this Agreement. The Administrative Agent shall be deemed not to have knowledge of any Event of Default under any Obligations unless and until notice describing such Event of Default is given to the Administrative Agent by an Authorized Representative of such Obligations or the Company; and

(v) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any event or condition that constitutes an Event of Default, or that, with the giving of any notice, the passage of time, or both, would be an Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral for any Obligations, or (vi) the satisfaction of any condition set forth in any Secured Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Security Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent.

Section 8.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation as Administrative Agent under this Agreement and the other Security Documents to each Authorized Representative and the Company. Upon receipt of any such notice of resignation, the Authorized Representatives shall have the right, in consultation with the Company, to jointly appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Authorized Representatives and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and each Authorized Representative that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Security Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Security Documents, the retiring Administrative Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the Secured Parties therein until such time as a successor Administrative Agent is appointed but with no obligation to take any further action at the request an Authorized Representative or any other Secured Parties) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Authorized Representative directly, until such time as the Authorized Representatives jointly appoint a successor Administrative Agent as provided for above in this Section 8.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and under the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Security Documents (if not already discharged therefrom as provided above in this Section 8.06). After the retiring Administrative Agent’s resignation hereunder and under the other Security Documents, the provisions of this Article and Article 9 of the Credit Agreement and the equivalent provision of any Secured Agreement shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Upon any notice of resignation of the Administrative Agent hereunder and under the other Security Documents, the Company agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Administrative Agent under the Security Documents to the successor Administrative Agent.

Section 8.07. Non-reliance on Administrative Agent and Other Secured Parties. Each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, any Authorized Representative or any other Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis, if applicable, and decision to enter into this Agreement and the other Secured Agreements. Each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Authorized Representative or any other Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Agreements or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. Collateral and Guaranty Matters. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Security Document in accordance with Section 9.15 or upon receipt of a written request from the Company stating that the releases of such Lien is permitted by the terms of each then extant Secured Agreement; and

(b) to release any Pledgor from its obligations under the Security Documents upon receipt of a written request from the Company stating that such release is permitted by the terms of each then extant Secured Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All communications and notices hereunder (including communications and notices to the Administrative Agent) shall (except as otherwise permitted or provided herein) be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Company, with such notice to be given as provided in Section 10.01 of the Credit Agreement. All communications and notices for an Authorized Representative (other than the Note Authorized Representative) shall be in writing and given as provided in the relevant Additional Secured Party Consent, and in the case of the Note Authorized Representative, shall be in writing and given as provided in the Indenture. Any such notice and other communication shall be deemed to be given or made at such time as set forth in the Credit Agreement, or in the case of communications to the Note Authorized Representative, the Indenture. Any party hereto may change its notice details by notice to the other parties hereto.

Section 9.02. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Secured Agreement, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Secured Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

Section 9.03. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 9.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Secured Agreements. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

Section 9.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Section 9.06. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in the Secured Agreements. For the avoidance of doubt, the Note Authorized Representative shall have no obligation to reimburse any fees or expenses of the Administrative Agent.

(b) Without limitation of its indemnification obligations under the other Secured Agreements, each Pledgor jointly and severally agrees to indemnify the Administrative Agent, each Authorized Representative and each other Secured Party and their Affiliates and their respective directors, trustees, officers, employees, agents and advisors (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Secured Agreement or Security Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) the use of proceeds of Notes, the Loans or other Obligations or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 9.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Secured Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Secured Agreement, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 9.06 shall be payable on written demand therefor.

Section 9.07. Administrative Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Administrative Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. The Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Administrative Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 9.08. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.09. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, or any Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent and the Secured Parties hereunder and under the other Secured Agreements are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Secured Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, the issuance of the Notes or the issuance of a Letter of Credit or other extension of credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender, any Issuing Bank or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Note Authorized Representative and, to the extent required by any Secured Agreement, each other Authorized Representative (in each case with the consent of the requisite Secured Parties specified in the applicable Secured Agreement, if any) and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply.

(c) The Administrative Agent is authorized by the Secured Parties to enter into (and shall have no liability for entering into) any amendment if it receives, and shall have no liability for refusing to enter into any amendment unless it shall have received, a certificate of the Company stating that such amendment is permitted by the terms of each then extant Secured Agreement; provided that for the avoidance of doubt, no such amendment shall be effective unless signed by each Authorized Representative to the extent required by clause (b) above.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Security Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.04 hereof. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.14. Jurisdiction; Consent To Service Of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Security Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Secured Agreements or Security Documents against any Pledgor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Security Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15. Termination Or Release. (a) This Agreement, the guarantees made herein, the pledges made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Loan Document Obligations, Note Obligations and Additional Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made) have been paid in full in cash in immediately available funds (or otherwise defeased in accordance with its terms), the Secured Parties have no further commitment to lend under any Secured Agreement, the Revolving L/C Exposure (or equivalent under any Replacement Credit Facility) has been reduced to zero, each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement and any other requirements set forth in the Secured Agreements then effective are satisfied.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released (x) as it relates to the Credit Agreement Obligations, if such Subsidiary Party is released from its guarantee pursuant to Article 2 in accordance with the terms of the Credit Agreement and (y) as it relates to the Obligations other than the Credit Agreement Obligations, if it ceases to be a guarantor of such Obligations pursuant to the terms of the applicable Secured Agreement.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Secured Agreements (to the extent the release of such Collateral following such sale is permitted by the Secured Agreements), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to the Secured Agreements, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 9.15, the Administrative Agent shall execute and deliver to any Pledgor, at such Pledgor’s, expense all documents that such Pledgor shall reasonably request to evidence such termination or release (including, without limitation, Uniform Commercial Code termination statements) and will duly assign and transfer to such Pledgor such of the Pledged Collateral that may be in the possession of the Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided, that the Administrative Agent shall not be required to take any action under this Section 9.15(d) unless (A) such Pledgor shall have delivered to the Administrative Agent together with such request, which may be incorporated into such request, (i) a reasonably detailed description of the Collateral, which in any event shall be sufficient to effect the appropriate termination or release without affecting any other Collateral, and (ii) a certificate of a Responsible Officer of the Company or such Pledgor certifying that the transaction giving rise to such termination or release is permitted by the Secured Agreements and was consummated in compliance with the Secured Agreements and (B) it shall have received from each Authorized Representative such consents and other instruments as shall be reasonably requested by the Administrative Agent to confirm the Administrative Agent’s authority to release any Collateral as provided in this Section 9.15. Any execution and delivery of documents pursuant to this Section 9.15 shall be without recourse to or warranty by the Administrative Agent.

Section 9.16. Additional Subsidiaries. Upon execution and delivery by the Administrative Agent and any Subsidiary that is required to become a party hereto by any Secured Agreement of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 9.17. Additional Obligation. On or after the date hereof and so long as not prohibited by any Secured Agreement then outstanding, the Company may from time to time designate indebtedness at the time of incurrence to be secured as Additional Obligations (and Obligations) on the terms and conditions set forth in this Agreement by delivering to the Administrative Agent and each Authorized Representative (a) a certificate signed by a Responsible Officer (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Additional Obligations for the purposes hereof, (iii) representing that the incurrence of such obligation and the designation of such obligations as Additional Obligations complies with the terms of the Secured Agreements, and (iv) specifying the name and address of the Authorized Representative for such obligations and (b) a fully executed Additional Secured Party Consent. Each Authorized Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Administrative Agent shall act as collateral agent under and subject to the terms of the Security Documents for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Additional Obligations, and each Authorized Representative agrees to the appointment, and acceptance of the appointment, of the Administrative Agent as collateral agent for the holders of such Additional Obligations as set forth in each Additional Secured Party Consent and agrees, on behalf of itself and each Secured Party it represents, to be bound by this Agreement.

Section 9.18. Additional LC Obligations. On or after the date hereof and so long as not prohibited by any Secured Agreement then outstanding, the Company may from time to time designate obligations under any reimbursement agreement or similar document in respect of backstop letters of credit contemplated by clause (iii) of the parenthetical in clause (A) of Section 6.02(b) of the Credit Agreement (as in effect on the date hereof) as “Additional LC Obligations” hereunder by delivering to the Administrative Agent and each Authorized Representative a certificate signed by a Responsible Officer (i) identifying the obligations so designated and the maximum aggregate principal amount thereof, (ii) stating that such obligations are designated as Additional LC Obligations for the purpose hereof and (iii) representing that the incurrence of such obligations and the designation of such obligations as Additional LC Obligations complies with the terms of the Secured Agreements.

Section 9.19. Right Of Set-off. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Secured Party, irrespective of whether or not Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Secured Party under this Section 9.18 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have.

Section 9.20. Amendment and Restatement. On the Closing Date, following the execution and delivery hereof by the parties hereto, without further action by any of the parties to the Original Security Agreement, the Original Security Agreement will be automatically amended and restated to read as this Agreement reads. On and after the Closing Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof; provided that the rights and obligations of the parties to the Original Credit Agreement with respect to the period before the Closing Date shall continue to be governed by the provision thereof as in effect before the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VERSO PAPER HOLDINGS LLC
VERSO PAPER FINANCE HOLDINGS LLC
VERSO PAPER FINANCE HOLDINGS INC.
VERSO PAPER LLC
VERSO PAPER INC.
VERSO ANDROSCOGGIN LLC
VERSO BUCKSPORT LLC
VERSO SARTELL LLC
VERSO QUINNESEC LLC
VERSO MAINE ENERGY LLC
VERSO PAPER FIVE CORP.
VERSO FIBER FARM LLC
NEXTIER SOLUTIONS CORPORATION

By:	/s/ Robert P. Mundy
Name:	Robert P. Mundy
Title:	Senior Vice President and Chief Financial Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Credit Agreement Authorized Representative

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Managing Director

By:	/s/ Christopher Reo Day
Name:	Christopher Reo Day
Title:	Associate

Wilmington Trust FSB, as Note Authorized Representative

By:	/s/ Jane Schweiger
Name:	Jane Schweiger
Title:	Vice President

ACKNOWLEDGEMENT AND CONSENT

[DATE]

The undersigned hereby acknowledges receipt of a copy of the Amended and Restated Guarantee and Collateral Agreement dated as of June 11, 2009 (the “Agreement”), made by the Pledgors parties thereto for the benefit of CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Secured Parties as follows:

The undersigned acknowledges that its Equity Interests (as defined in the Agreement) have been pledged pursuant to the terms of the Agreement and will comply with all actions that may be required of it pursuant to Section 3.05 and 4.04(c) of the Agreement.

[Signature on the following page]

IN WITNESS WHEREOF, the undersigned has duly executed this acknowledgement and consent as of the date first written above.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Exhibit I

to Amended and Restated Guarantee and

Collateral Agreement

SUPPLEMENT NO.              dated as of                      (this “Supplement”), to the Amended and Restated Guarantee and Collateral Agreement dated as of June 11, 2009 (the “Guarantee and Collateral Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS LLC, a Delaware limited liability company (the “Company”) each Subsidiary of the Company identified on Schedule I or otherwise identified therein as a party (each, a “Subsidiary Party”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) for the Secured Parties (as defined therein), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent under the Credit Agreement (in such capacity, together with any successor administrative agent, the “Credit Agreement Authorized Representative”), Wilmington Trust FSB, as trustee under the Indenture (in such capacity, together with any successor trustee, the “Note Authorized Representative”) and each other AUTHORIZED REPRESENTATIVE from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee and Collateral Agreement.

Section 9.16 of the Guarantee and Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement to become a Subsidiary Party under the Guarantee and Collateral Agreement in order to induce the Secured Parties to make or continue extensions of credit.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 9.16 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party, a Guarantor and a Pledgor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party, a Guarantor and a Pledgor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Party, a Guarantor and a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor and a Pledgor thereunder are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Party” or a “Guarantor” a “Pledgor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Administrative Agent has executed a counterpart hereof.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary as of the date hereof, (b) set forth on Schedule II attached hereto is a true and correct schedule of all of the material Patents, Trademarks and Copyrights of the New Subsidiary as of the date hereof, (c) set forth on Schedule III attached hereto is a true and correct schedule of all Commercial Tort Claims of the New Subsidiary individually in excess of $2.0 million as of the date hereof and (d) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Guarantee and Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief Executive Office:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

Schedule I

to Supplement No.      to the

Guarantee and

Collateral Agreement

Pledged Securities of the New Subsidiary

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule II

& to Supplement No.      to the

Guarantee and

Collateral Agreement

PATENTS, TRADEMARKS AND COPYRIGHTS

Schedule III

to Supplement No.      to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit II

to Guarantee and

Collateral Agreement

[Form of]

ADDITIONAL SECURED PARTY CONSENT1

[Name of Additional Secured Party]

[Address of Additional Secured Party]

[Date]

The undersigned is the Authorized Representative for Persons [wishing to become] [that are] Secured Parties (the “[New] [Specified] Secured Parties”) under the Amended and Restated Guarantee and Collateral Agreement dated as of June 11, 2009 (as heretofore amended and/or supplemented, the “Guarantee and Collateral Agreement” (terms used without definition herein have the meanings assigned to such term by the Guarantee and Collateral Agreement)) among the Grantors party thereto and Credit Suisse, Cayman Islands Branch., as Administrative Agent (the “Administrative Agent”) and the other parties thereto.

In consideration of the foregoing, the undersigned hereby:

(i) represents that the Authorized Representative has been duly authorized by the [New] [Specified] Secured Parties to become a party to the Guarantee and Collateral Agreement on behalf of the [New] [Specified] Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “[New] [Specified] Obligation”) and to act as the Authorized Representative for the [New] [Specified] Secured Parties [and that the Authorized Representative hereby replaces [                    ] as Authorized Representative with respect to the Obligations];

(ii) acknowledges that the [New] [Specified] Secured Parties have received a copy of the Guarantee and Collateral Agreement;

[1]	MODIFY AS APPROPRIATE IF THIS CONSENT IS BEING DELIVERED IN CONNECTION WITH REPLACING AN EXISTING AUTHORIZED REPRESENTATIVE OR A REFINANCING.

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(iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the Guarantee and Collateral Agreement as are delegated to the Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto;

(iv) accepts and acknowledges the terms of the Guarantee and Collateral Agreement applicable to it and the [New] [Specified] Secured Parties and agrees to serve as Authorized Representative for the [New] [Specified] Secured Parties with respect to the [New] [Specified] Obligations and agrees on its own behalf and on behalf of the [New] [Specified] Secured Parties to be bound by the terms thereof applicable to holders of Additional Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof (including, without limitation, Section 7.01(b) thereof) as fully as if it had been a Secured Party on the date of the Guarantee and Collateral Agreement and agrees that its address for receiving notices pursuant to the Guarantee and Collateral Agreement, the Security Documents shall be as follows:

[Address]

The Administrative Agent, by acknowledging and agreeing to this Additional Secured Party Consent, accepts the appointment set forth in clause (iii) above.

THIS ADDITIONAL SECURED PARTY CONSENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused this Additional Secured Party Consent to be duly executed by its authorized officer as of the date first written above.

[NAME OF AUTHORIZED REPRESENTATIVE]

By:
Name:
Title:

Acknowledged and Agreed CREDIT SUISSE, CAYMAN ISLANDS BRANCH as Administrative Agent

By:
Name:
Title:

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